EXHIBIT 10.16

                         REEBOK INTERNATIONAL LTD.

                   EXECUTIVE PERFORMANCE INCENTIVE PLAN

     1.   Purpose

     The purpose of the Reebok International Ltd. Executive Performance Incentive Plan (the "Plan") is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Company and its Subsidiaries and to recognize and reward those officers and employees who make such contributions.

     2.   Definitions

     The following terms will have the following meaning for purposes of the Plan:

     (a) "Award" means a cash and/or stock bonus paid in accordance with Section 4.

     (b)  "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation Committee of the Board.

     (e)  "Company" means Reebok International Ltd.

     (f) "Participant" means a corporate officer or other key employee of the Company or a Subsidiary selected by the Committee to participate in the Plan.

     (g) "Performance Criteria" means the following measures of performance:

          -  net income (before or after taxes);

          -  operating income;

          -  revenue;

          -  advance orders or bookings;

          -  expenses;

          -  return on sales;

          -  gross or net margin;

          -  cash flow;

          -  earnings per share;

          -  return on assets;

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          -  return on equity;

          -  total shareholder return;

          -  market share;

          -  inventory turnover; and

          -  stock price.

     A Performance Criterion may be applied by the Committee as a measure of the performance of any, all, or any combination of the following: the Company, a Subsidiary, a division, group or other unit of the Company or a Subsidiary, or a particular product category or categories of the Company or a Subsidiary.

     (h) "Performance Goal(s)" means the goal or goals established for a Participant by the Committee in accordance with
Section 4(a).

     (i) "Subsidiary" means any corporation in which the Company, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of stock.

     (j) "Target Award" means the amount of the target award established for each Participant by the Committee in accordance with Section 4(a).

     3.   Term

     The Plan shall be effective as of January 1, 1996, subject to shareholder approval, and shall continue until December 31, 2000 unless reapproved by the Company's shareholders or unless amended or terminated pursuant to Section 9 hereof.

     4.   Awards

     (a) Within 90 days after the beginning of each fiscal year of the Company (a "year"), the Committee will select Participants for the year and establish in writing (i) objective Performance Goal or Goals for each Participant for that year based on one or more of the Performance Criteria, (ii) the specific Award amounts that will be paid to each Participant if the Performance Goal or Goals are achieved (the "Target Award") and (iii) the method by which such amounts will be calculated. At the Committee's option, the Committee may determine that all or any part of any Award may be paid in shares of Common Stock of the Company having an equivalent value to the amount of the Award to be paid in stock, which shares shall be subject to such restrictions as the Committee may determine. If the Committee determines that any part of the Award shall be paid in stock, it shall also determine the basis on which the Award will be converted into stock.

     (b) The maximum Award that may be paid to any Participant under the Plan for any year will be the lesser of 300% of such Participant's annual base salary in effect during such year or $3 million.

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     (c)  The Committee may reduce or eliminate, but may not
increase, any Award calculated under the methodology established in accordance with paragraph (a) in order to reflect additional considerations relating to performance.

     (d) As soon as practicable following each year while the Plan is in effect, the Committee shall determine and certify, for each Participant, the extent to which the Performance Goal or Goals have been met and the amount of the Award, if any, to be made. Awards will be paid to the Participants in cash and/or stock, as applicable, following such certification by the Committee and no later than ninety (90) days following the close of the year with respect to which the Awards are made.

     (e) The Company shall withhold from any Award made hereunder any amount required to be withheld for taxes.

     5.   Termination of Employment

     A Participant shall have no right to an Award under the Plan for any year in which the Participant is not actively employed by the Company or its Subsidiaries on December 31 of such year. In establishing Target Awards, the Committee may also provide that in the event a Participant is not employed by the Company or its Subsidiaries on the date on which the Award is paid, Participants may forfeit his or her right to the Award paid under the Plan.

     6.   Administration

     The Plan will be administered by the Committee.  The
Committee will have the authority to interpret the Plan, to prescribe rules relating to the Plan and to make all determinations necessary or advisable in administering the Plan.
Decisions of the Committee with respect to the Plan will be final and conclusive.

     7.   Unfunded Plan

     Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

     8.   Code Section 162(m)

     It is the intent of the Company that all Awards under the Plan qualify as performance-based compensation for purposes of Code Section 162(m)(4)(C) so that the Company's tax deduction for such Awards is not disallowed in whole or in part under Code
Section 162(m). The Plan is to be applied and interpreted accordingly.

     9.   Amendment or Termination of the Plan

     The Committee may from time to time suspend, revise, amend or terminate the Plan; provided, that any such amendment or revision which requires approval of the Company's shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m)(4)(C) shall not be made without such approval.

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     10.  Applicable Law

     The Plan will be governed by the laws of The Commonwealth of Massachusetts.

     11.  No Rights to Employment

     Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its Subsidiaries. The Company reserves the right to terminate any Participant at any time for any reason notwithstanding the existence of the Plan.

     12.  No Assignment

     Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant's death.

     13.  Stockholder Approval

     This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1996 Annual Meeting, and such stockholder approval shall be a condition to the right of any Participant to receive any benefits hereunder.

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